Exhibit 10.23

SEPARATION AGREEMENT AND LEGAL RELEASE

This Separation Agreement and Legal Release (the "Agreement and Release") is between Ronald M. Burton ("you" and "your") and UQM Technologies, Inc., a Colorado corporation ("Employer"), regarding the separation of your employment with Employer.

RECITALS

  Employer employs you to work as its Senior Vice President of Operations.   You and Employer are parties to the Employment Agreement made and entered into as of August 13, 2010 (the "Employment Agreement").

  Effective May 2, 2012, your employment with Employer will terminate.

  Employer will provide you with the severance benefits to which you are eligible under the Employment Agreement.   Subject to the terms and conditions described below, Employer has agreed also to provide you with certain additional severance benefits that you agree you otherwise would not be entitled to receive.

  You understand that this is a legally binding document in which you surrender legal rights that you may have against Employer in connection with your employment and separation from employment and that you have the right to consult, at your sole expense, with an attorney of your choosing to answer questions that you may have regarding this Agreement and Release.

AGREEMENT

In consideration, the sufficiency of which is acknowledged, of the mutual promises set forth below, you and Employer agree as follows:

      Termination of Employment.   Your employment with Employer will end effective May 2, 2012 (the "Termination Date").   If you desire to submit a letter of resignation, you may do so, and Employer will put the letter in your personnel file.   Except as expressly modified below, the following provisions of the Employment Agreement, to the fullest extent applicable upon termination of your employment, shall remain in full force and effect:   Sections 5 (Term of Employment, Expiration and Termination), 15 (Termination by Employer), 17 (Restrictive Covenant), 18 (Confidentiality), 19 (Resolution of Disputes), 20 (Notices) and 21 (Miscellaneous Provisions).

2.  Separation Pay and Benefits.

(a)    Pursuant to Section 5(c)(i) of the Employment Agreement, Employer will pay you separation pay equal to a total of $152,007 (calculated as 8 months of your base salary), which will be subject to customary withholding for all applicable federal, state and local taxes (including FICA).   The payment will be made through direct deposit to Employee's account(s) or as otherwise designated by Employee in writing, within the time limits provided in Section 5(c)(iii) of the Employment Agreement.

(b)     In addition, and provided that you do not revoke this Agreement as permitted under Section 3(c) below, Employer will provide you with the following benefits as additional severance pay:

(1)        Subject to the following sentence, Employer will pay you a cash bonus for the fiscal year ended March 31, 2012 in the amount of $66,000, which will be subject to customary withholding for all applicable federal, state and local taxes (including FICA).   Employer will pay you this amount in a lump sum six months after the Termination Date, provided that you have not breached any of the terms of this Agreement at any time on or before that date.

(2)        Subject to the final two sentences of this subsection (2), all of your unvested stock options, both incentive and nonqualified, that were granted under the 2002 UQM Technologies, Inc. Equity Incentive Plan (totaling 80,719 options) shall be deemed to have vested in full as of the day before the Termination Date, and each of these Options may be exercised until the end of the Option Period specified in the applicable option agreement.   The grant date fair value of the Options (each of which vested under this subsection) is $128,236.   If you have breached any of the terms of this Agreement at any time on or before six months after the Termination Date, the Options that vested under this subsection will be cancelled and deemed returned to Employer.   No vesting under this subsection shall occur until the expiration of the seven day revocation period described in Section 3(c) or if you exercise the right to revoke.   If, before the expiration of six months after the Termination Date, you exercise any of the Options and wish to sell any of the underlying shares, you agree, immediately upon the Company's request, to deposit all sale proceeds with the Company until the expiration of the six month period, and you also agree that this obligation is specifically enforceable.

(3)        Subject to the final two sentences of this subsection (3), all of your unvested restricted stock that was granted under the UQM Technologies, Inc. Stock Bonus Plan (totaling 47,005 shares) (the "Shares") shall be deemed to have vested in full as of the day before the Termination Date for purposes of the plan.   The fair value of the restricted stock that vested under this subsection will be calculated as of the expiration of the seven day revocation period described in Section 3(c).   This amount will be subject to customary withholding for all applicable federal, state and local taxes (including FICA).   Employee may elect to pay the required tax withholding by having the Company withhold from the number of Shares issuable to the Employee a number of Shares having a value equal to the amount required to be withheld or any lesser amount elected by the Employee.   The amount required to be withheld shall not be greater than the minimum amount required to be withheld under the method of withholding that results in the smallest amount of withholding.   The election must be made immediately upon signing this Agreement and Release, and, once made, is irrevocable.   If you have breached any of the terms of this Agreement at any time on or before six months after the Termination Date, the Shares (each of which vested under this subsection) will be cancelled and deemed returned to Employer.   No vesting under this subsection (3) will occur until the expiration of the seven day revocation period described in Section 3(c) or if you exercise the right to revoke.   If, before the expiration of six months after the Termination Date, you wish to sell any of the Shares, you agree, immediately upon the Company's request, to deposit all sale proceeds with the Company until the expiration of the six month period, and you also agree that this obligation is specifically enforceable.

  (c)    You acknowledge that you would not be entitled to receive any of the compensation or benefits described in Section 2(b) if you did not enter into this Agreement and Release.

  (d)   You understand that you may continue your health insurance coverage as provided under COBRA, but at your sole expense.

  (e)    On the Termination Date, you also will be paid for all unused vacation (if any) accrued as of the Termination Date.   Any amounts paid are subject to customary withholding for all applicable federal, state and local taxes (including FICA).

 (f)    Employer will reimburse you for business expenses incurred on or before the Termination Date in accordance with Employer's expense reimbursement practices so long as such expenses are submitted within 15 days of the Termination Date

3.      Older Worker's Benefit Protection Act.

(a)  If you are an employee over 40 years of age, you have special rights under a federal law known as the Age Discrimination in Employment Act of 1967 ("ADEA"), as amended by the Older Workers' Benefit Protection Act ("OWBPA").   Under this law, you have the right to be free from age discrimination in all aspects of the employment relationship.   You understand that by signing this Agreement and Release, you are giving up the right to sue Employer for age discrimination, as well as for any other legal claims that you might have or claim to have that arise out of or relate to your employment with Employer and the termination of that employment.

(b)  You   understand that you have 21 days after the Termination Date to decide whether to sign this Agreement and Release.   You acknowledge that if you signed before the expiration of 21 days, you were not required to do so, and could have taken the entire 21 days.

(c)    Under OWBPA, you understand that you have the right to revoke this Agreement and Release within seven days after signing it.   Any revocation must be in writing addressed to:   UQM Technologies, Inc., Attn:   Eric R. Ridenour, 4120 Specialty Pl., Longmont,
CO 80504.   To be effective, Eric Ridenour must receive the revocation before the expiration of the seven‑day period.   If this Agreement and Release is revoked, however, you will not be entitled to any of the separation pay or benefits described in section 2(b) above.   If Eric Ridenour does not receive your written statement of revocation by the end of the revocation period, this Agreement and Release will become legally enforceable and you may not thereafter revoke it.

4.      General Release.   You, on behalf of yourself and your heirs and assigns, agree to fully and forever release Employer, its past and present subsidiaries and affiliates and their respective officers, directors, employees, agents, and shareholders (collectively, the "Released Parties"), from all legal claims, suits, damages and demands of any nature, that may now exist or subsequently accrue, and that in any way (whether directly or indirectly) arise out of or relate to your employment relationship with Employer, including but not limited to, the termination of your employment with Employer.

(a)  Except as specifically provided in section 4(c) below, this Agreement and Release is intended to be interpreted in the broadest possible manner, to include all actual or potential legal claims that you may have or later claim to have against any of the Released Parties, regardless of whether you presently are aware or unaware of the claim or the facts on which the claim is based, and regardless whether the claim is based on the past, present or future effects of acts or omissions by any of the Released Parties.

(b)  The legal claims against the Released Parties that you are giving up by signing this Agreement and Release include, but are not limited to, the following:

 (1)  All state law claims of whatever nature or kind, and whether based on negligent or intentional acts or omissions, including without limitation, all claims for breach of express or implied contract, wrongful discharge, fraud, misrepresentation, omission, promissory estoppel, outrageous conduct, defamation, libel, slander, invasion of privacy, and any other state law claims, including without limitation, all claims arising out of or related to your decision to enter into this Agreement and Release.

(2)  All claims for alleged personal physical or emotional injuries.

(3)  All claims under any local, state or federal statute, ordinance or regulation concerning employment, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act ("ADEA"), the Older Workers' Benefit Protection Act, the Rehabilitation Act, the Civil Rights Act of 1991, the Equal Pay Act, the Americans with Disabilities Act, the Colorado Anti-Discrimination Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act ("ERISA"), and the Health Insurance Portability and Accountability Act ("HIPAA").

(c)  The only exceptions to this Agreement and Release are:   (i) claims for unemployment compensation or workers' compensation benefits under state law; (ii) your legally vested rights (if any) under any benefit plan of Employer; and (iii) future legal claims, meaning those that may arise after your separation from employment with Employer and are based on alleged acts, omissions or occurrences that occurred after the date you signed this Agreement and Release.

(e) Nothing in this Agreement and Release shall preclude you from filing a charge of discrimination or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or a state civil rights agency, although Employer will assert the validity of the release in such an event.

5.      Confidentiality and Return of Employer Property.

(a)    You agree that you will keep the terms and substance of this Agreement and Release in strict confidence, and shall not divulge or furnish any information relating to the contents of this Agreement and Release to any other person, or entity, except to the extent required by law.   This prohibition shall not apply to disclosures to your spouse, legal counsel or accounting and financial advisors.   Either party may disclose this Agreement and Release to enforce its terms.   You represent and warrant to Employer that up to and including the date of this Agreement and Release, you have not disclosed to any persons, other than to your spouse, legal counsel and accounting and financial advisors, the terms or substance of this Agreement and Release.

(b)   Despite the termination of your employment, you acknowledge that you are still bound by the terms of Section 18 of the Employment Agreement.

(c)    Within no later than seven days of the Termination Date, you will return to Eric Ridenour all manuals, policies, building keys and passes, parking passes, credit cards, telephone lists or directories, equipment and other assets, and any other property owned by, provided by, prepared on behalf of Employer or purchased with Employer's funds in your possession or control and that you did not return on the Termination Date.   You further agree that if you have in your possession or control any other confidential and proprietary information or property owned by, prepared for, purchased by or provided to you by Employer or any of Employer's subsidiaries or affiliates, you will immediately return such material to Eric Ridenour.   You further acknowledge that you have returned such property without making or keeping any copies of such property.

6.      Non-solicitation and Non-disparagement .   You acknowledge and agree that you have technical expertise and certain non-public knowledge and information associated with Employer's business and valuable business contacts with customers and potential customers of Employer and its present and future subsidiaries ("Employer Group") and with professionals in the industry.   In consideration of the amounts payable to you under Section 2(b) of this Agreement and Release, the adequacy of which you hereby acknowledge, you agree as follows:

(a)    For 12 months following your termination (the "Restricted Period"), you agree that you will not directly or indirectly, either for yourself or on behalf of any other any corporate or natural person, (i) recruit or otherwise solicit or induce any employee, customer or supplier of Employer Group to terminate his, her or its employment or arrangement with any member of the Employer Group or otherwise change his, her or its relationship with a member of the Employer Group, or (ii) hire or offer employment to, or retain or offer to retain as a consultant, advisor, or in any other capacity (or cause or influence anyone to hire or offer employment to, or retain or offer to retain as a consultant, advisor, or in any other capacity) any person who was employed by a member of the Employer Group at any time during the 12-month period immediately prior to the Termination Date or who thereafter becomes employed by a member of the Employer Group.   You acknowledge that even an unsuccessful solicitation of any such employee will negatively impact the morale, commitment and performance of the employee in question and that the occurrence of any action prohibited by this Section 6(b) will cause substantial financial loss for which you shall be personally responsible.

(b)   You agree that you will not (i) make any negative, unflattering, accusatory, or derogatory remarks about any member of the Employer Group, any of its products or practices, or any directors, managers, officers, agents, representatives, members, equity holders, customers, suppliers or affiliates, either orally or in writing, at any time, or (ii) take any action that might reasonably be expected to cause damage or harm (reputational or otherwise) to any member of the Employer Group; provided, that you may confer in confidence with your attorney(s) and testify truthfully.

(c)    You agree that a violation of your obligations under this Section 6 will seriously and irreparably injure the business of the Employer Group in a manner that cannot be adequately compensated through money damages, and you agree and irrevocably consent that the Employer Group will be entitled to entry of a temporary restraining order, a preliminary injunction, a permanent injunction and other appropriate equitable relief to enforce its rights against you and without posting a bond.   This Section 6 is intended to be enforced to the maximum extent permitted under Colorado law, and the parties intend that a court should reform any unenforceable provisions so that the reformed provisions are enforceable and will be enforced to the maximum extent permitted under Colorado law.

(d)   Prior to accepting other employment or any other service relationship during the Restricted Period, you shall provide a copy of this Section 6 to any recruiter who assists you in obtaining other employment or any other service relationship and to any employer or other person with which you discuss potential employment or any other service relationship.

7.   Cooperation and Consultation.   In consideration of the severance benefits described in Section 2(b) above, upon Employer's written request, you agree to provide consulting services to Employer up to a maximum of 40 hours per month, from the Termination Date until two months          thereafter, and in performing such services you will reasonably cooperate with and assist Employer in order to achieve an orderly transfer of your responsibilities.   As additional consideration for your services after the Termination Date, Employer will pay you $120 per hour for time that you actually spend to perform services at Employer's request.   You will submit an invoice for your services to Employer within 10 days of the end of each month in which Employer requested services.

8.      Section 409A Compliance.   The following rules shall apply, to the extent necessary, with respect to distribution of the payments and benefits, if any, to be provided to Employee under this Agreement. Subject to the provisions in this Section, the severance payments pursuant to this Agreement shall be made only after the date of Employee's "separation from service" (determined as set forth below) which occurs on or after the date of Employee's termination of employment.

(a)  This Agreement is intended to comply with Section 409A of the Internal Revenue Code ("Section 409A") to the extent applicable and the parties hereto agree to interpret, apply and administer this Agreement in the least restrictive manner necessary to comply therewith and without resulting in any increase in the amounts owed hereunder by Employer.   The parties further agree to make any corrections necessary and permitted to make the Agreement compliant with Section 409A.

(b)  It is intended that the termination be treated as an involuntary termination of employment and that the lump sum payment provided in Section 2 of this Agreement qualify to the maximum extent possible as a "short term deferral" exempt from the application of Section 409A.

(c)  The determination of whether and when Employee's separation from service from Employer has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h).   Solely for purposes of this Section, "Employer" shall include all persons with whom the Employer would be considered a single employer as determined under Treasury Regulation Section 1.409A-1(h)(3).

(d)    All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A and the regulations and other guidance promulgated thereunder to the extent that such reimbursements or in-kind benefits are subject to Section 409A.

(e)   Notwithstanding anything herein to the contrary, Employer shall have no liability to Employee or to any other person if the payments and benefits provided in this Agreement that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.

9.      Limitation on Benefits and Compensation.   You acknowledge and agree that except as expressly provided in this Agreement and Release, you are ineligible for, disqualified from participating in, and shall not accrue or be paid in any amount whatsoever any benefits, any salary, any severance, separation or pay continuation, or any compensation in any amount or in any form (including, without limitation, vacation and other paid days off, deferred compensation, contingent compensation or bonus payments, or unvested stock options as of the Termination Date.   You further acknowledge and agree that except as expressly provided in this Agreement, all other benefits and perquisites end on the Termination Date, unless otherwise required by law.

10.      Denial of Liability.   You understand and agree that this Agreement and Release is not to be construed as an admission of liability on the part of any person, firm or corporation released, liability being expressly denied.

11.      Authority and Non-assignment.   You expressly warrant that you have authority to enter into this Agreement and Release and that you have not sold, assigned, granted or transferred to any other person, corporate or natural, any claim, action, demand or cause of action released by Section 4 of this Agreement and Release.

12.      Voluntary Agreement.   You agree that your decision to sign this Agreement and Release is entirely voluntary, and that you have enough information about the Agreement and Release and the separation pay and benefits that you will receive to decide whether to sign it.

13.      Miscellaneous.   (a) Successors and Assigns.   This Agreement and Release shall be binding in all respects upon the successors and assigns of the parties.   (b) Governing Law.   Colorado law shall govern this Agreement and Release, without regard to conflicts of law principles.   (c) Severability.   If a court of competent jurisdiction enters a final judgment or decision holding invalid any non-material provision of this Agreement and Release, the remainder shall be fully enforceable.   (d) Counterparts.   This Agreement and Release may be executed in counterparts, each of which shall have full force and effect.   (e) Integration.   Except as expressly provided herein, this Agreement and Release constitutes the entire agreement between you and Employer and a complete merger of all prior negotiations and agreements; provided that nothing in this Agreement or Release shall amend, modify or otherwise change in any way any of the provisions of the 2002 UQM Technologies, Inc. Equity Incentive Plan or the UQM Technologies, Inc. Stock Bonus Plan, which shall remain in full force and effect.   This agreement shall not be modified except in writing signed by the parties or their authorized representatives.   (f) Headings.   The headings of paragraphs herein are intended solely for the convenience of reference, and shall not control the meaning or interpretation of any of the provisions of this Agreement and Release.   (g) Gender and   Number.   Whenever applicable, the pronouns designating the feminine, masculine, or neuter shall equally apply to the feminine, masculine and neuter genders; the singular shall include the plural and the plural shall include the singular.   (h) Subsequent Agreements.   The parties agree that, upon the reasonable request of the other party, he, she or it shall execute, acknowledge and deliver any additional documents that may reasonably be required to carry out the intentions of this Agreement and Release.   (i) Fees and Costs.   In any action or proceeding to enforce, interpret, or seek damages for violation of this Agreement and Release, the substantially prevailing party shall recover all reasonable attorneys' fees, costs and litigation expenses, and both parties irrevocably waive any constitutional or statutory right that either might have to a jury trial.

            IN WITNESS WHEREOF, this Agreement and Release has been executed on the dates written below, to be effective on the later date.

            CAUTION -  READ BEFORE SIGNING BELOW!

            I, Ronald M. Burton, hereby certify that I have read the above Agreement and Release and that I fully understand and voluntarily agree to the same.   I have had the opportunity to consult with an attorney regarding the meaning and effect of this Agreement and Release.   I understand that I had the right to take 21 days to review this Agreement and Release before signing it, and that if I signed before the expiration of the 21 days, I was not obligated to do so.

By:	/s/RON M. BURTON
Name:	Ronald M. Burton, Employee

STATE OF COLORADO )
) ss.
COUNTY OF BOULDER )
The foregoing instrument was acknowledged before me this 21 day of May, 2012, by Ronald M. Burton.
Witness my hand and official seal.	/s/ MARY B BRYTOWSKI
Notary Public
My Commission Expires: 12-01-2014

[SEAL]

UQM TECHNOLOGIES, INC.

By:	/s/ DONALD A. FRENCH
Name:	Donald A. French
Title:	Treasurer

STATE OF COLORADO )
) ss.
COUNTY OF WELD )
The foregoing instrument was acknowledged before me this 1st day of May, 2012, by Ronald M. Burton.
Witness my hand and official seal.	A LEX M ARTINEZ
Notary Public
My Commission Expires: 02/23/16

[SEAL]